Exhibit 99

News Release
[LOGO]	First Midwest Bancorp, Inc.		First Midwest Bancorp 300 Park Blvd., Suite 400 P.O. Box 459 Itasca, Illinois 60143-9768 (630) 875-7450
FOR IMMEDIATE RELEASE		CONTACT:	Michael L. Scudder
EVP, Chief Financial Officer
(630) 875-7283
TRADED:	Nasdaq		Steven H. Shapiro
SYMBOL:	FMBI		EVP, Corporate Secretary
(630) 875-7345
www.firstmidwest.com
FIRST MIDWEST REPORTS THIRD QUARTER 2004 RESULTS
3rd QUARTER 2004 HIGHLIGHTS:
EPS of $0.54: Improved From Third Quarter 2003
*	Commercial Loan Growth: 9.9% Y.T.D. Annualized
*	Nonperforming Loans Improved: 10% Decrease From 2Q04
*	Efficiency Ratio Solid: 49.6%

ITASCA, IL, OCTOBER 20, 2004 - First Midwest Bancorp, Inc. ("First Midwest") (Nasdaq: FMBI) today reported that its net income for third quarter ended September 30, 2004 was $25.2 million, or $0.54 per diluted share. This represented an increase of 20% on a per diluted share basis as compared to 2003's third quarter earnings of $21.2 million and $0.45 per diluted share. First Midwest's 2004 third quarter diluted earnings per share improved 6.0% from third quarter 2003 after excluding from both periods the impact on performance of net security gains and losses and debt extinguishment losses. First Midwest's annualized return on average assets was 1.45% for third quarter 2004, as compared to 1.33% for third quarter 2003, and annualized return on average equity was 19.03% for third quarter 2004, as compared to 16.73% for third quarter 2003.

For the first nine months of 2004, net income increased 8.2% on a per diluted share basis to $1.58 per diluted share, or $73.9 million, as compared to the same period in 2003 of $1.46 per diluted share, or $68.6 million.

"We are pleased to report another solid quarter of performance, which reflects both demand deposit account growth and continued progress in booking new commercial and retail home equity loans," said First Midwest President and Chief Executive Officer John O'Meara. "This momentum demonstrates the effectiveness of our unique relationship-based sales focus, which we believe drives our long-term success."

"We currently anticipate diluted earnings per share in fourth quarter 2004 to be $0.53 to $0.55, up from $0.52 in fourth quarter 2003. This would result in full year 2004 earnings of $2.11 to $2.13, an improvement of 7% to 8% over 2003. Fourth quarter performance expectations assume a stable net interest margin, as higher short-term rates are expected to produce enhanced loan yields partially offset by higher amortization expenses from accelerated mortgage backed securities prepayments. The fourth quarter should also see somewhat higher credit costs relating to the remediation of certain CoVest loans as well as higher costs associated with corporate and regulatory compliance mandates."

Net Interest Margin

First Midwest's net interest income increased 10.6% to $57.5 million in third quarter 2004 as compared to $52.0 million in 2003's third quarter. This improvement resulted from the $534.9 million increase in average interest-earning assets from third quarter 2003, primarily the result of the acquisition of CoVest on December 31, 2003. Net interest margin for third quarter 2004 was 3.90%, unchanged from third quarter 2003 and up from 3.81% on a linked-quarter basis. The margin improvement from second quarter 2004 to third quarter 2004 resulted from earning assets repricing more quickly than paying liabilities as the targeted Federal Funds rate increased 75 basis points beginning on June 30, 2004 and mortgage prepayments slowed.

Loan and Deposit Growth

First Midwest's total loans of $4.2 billion at September 30, 2004 increased 20.5% from September 30, 2003, primarily due to the acquisition of $531 million in loans from CoVest on December 31, 2003. Since year-end 2003, First Midwest's total loans increased 3.6% as commercial, agricultural, commercial real estate, and home equity consumer loan categories grew. Commercial loan growth trends remain favorable, and commercial loans outstanding as of September 30, 2004 have increased by 7.4%, or 9.9% annualized, compared to December 31, 2003.

Consumer home equity loans increased 3.4% on a linked-quarter basis and 7.9% from December 31, 2003, reflecting continued sales success. Indirect consumer loans outstanding totaled $332.0 million as of September 30, 2004, down 5.0% from June 30, 2004, reflecting First Midwest's decision to de-emphasize its indirect auto lending activities.

Total average deposits for the third quarter of 2004 were $4.9 billion as compared to $4.5 billion for third quarter 2003. The increase largely reflects the acquisition of $465.7 million in deposits from CoVest on December 31, 2003.

Although essentially unchanged from second quarter 2004, total average transactional deposits for third quarter 2004 reflects improved demand deposit growth. In comparison to second quarter 2004, demand deposits for the third quarter of 2004 increased 2.4% as the result of seasonal business account growth and targeted sales focus.

Securities Portfolio

As of September 30, 2004, First Midwest's securities portfolio totaled $2.2 billion, down 5.5% as compared to December 31, 2003 and 3.9% as compared to September 30, 2003. Unrealized security gains as of September 30, 2004 totaled $20.3 million as compared to total unrealized losses of $17.6 million as of June 30, 2004. The $37.9 million improvement over June 30, 2004 reflects the impact of changing market rates and securities purchases and sales during the quarter.

Net realized security gains totaled $748,000 for third quarter 2004, representing realized gains of $6.3 million over realized losses of $5.5 million. Realized gains resulted from the sale of fixed rate, long-term municipal securities during the course of the third quarter of 2004 as First Midwest sought to take advantage of market conditions, reduce its exposure to rising short-term interest rates and improve liquidity. Realized losses resulted primarily from the impairment recognized on September 30, 2004 of a single, FNMA preferred stock investment that was deemed to be "other-than-temporarily" impaired.

Noninterest Income and Expense

First Midwest's total noninterest income for third quarter 2004 was $18.8 million, up 19.3% as compared to $15.8 million for third quarter 2003. Excluding the impact of net security gains and losses and debt extinguishment losses from both periods, noninterest income decreased 6.9% from third quarter 2003, due in part to the receipt in 2003 of $1.1 million in insurance-related proceeds.

Total noninterest expense for third quarter 2004 increased $2.8 million to $40.4 million, an increase of 7.5% from third quarter 2003. This increase reflects additional expenses associated with operating the CoVest franchise, including employee-related expense, net occupancy and equipment costs and core deposit intangible amortization. In addition, this increase also reflects comparatively higher expenses for incentive-related compensation programs and increased fees for professional and audit-related services. These increases were partially offset by lower data processing costs. As a result, First Midwest's efficiency ratio was 49.6% for third quarter 2004, as compared to 48.7% for third quarter 2003 and 49.9% for second quarter 2004.

Credit Quality

Nonperforming assets totaled $26.8 million as of September 30, 2004, down from $29.2 million as of June 30, 2004 and down from the $28.9 million as of December 31, 2003.

At September 30, 2004, nonperforming loans represented 0.53% of total loans, down from 0.59% as of June 30, 2004 and 0.57% at December 31, 2003. Loans past due 90 days and still accruing totaled $3.1 million at September 30, 2004, a decrease from $4.2 million as of June 30, 2004 and from $3.4 million as of December 31, 2003.

Net charge-offs for third quarter 2004 were 0.30% of average loans as compared to 0.23% for second quarter 2004 and 0.30% for third quarter 2003. The ratio of the reserve for loan losses to total loans as of September 30, 2004 was 1.35%, while the provision for loan losses exceeded net charge-offs. The reserve for loan losses at September 30, 2004 represented 255% of nonperforming loans.

Capital Management

As of September 30, 2004, First Midwest's Total Risk Based Capital ratio was 11.66%, and its Tier 1 Risk Based Capital ratio was 10.57%. The ratios were improved from the Total Risk Based Capital and Tier 1 Risk Based Capital levels of 10.55% and 9.48%, respectively, as of September 30, 2003. First Midwest's Tier 1 Leverage Ratio of 8.13% as of September 30, 2004 improved from 7.02% as of September 30, 2003. The improvement in these ratios primarily reflects the inclusion of $125 million in trust preferred securities that were issued during the fourth quarter of 2003. These ratios all exceeded the regulatory minimum levels to be considered a "well capitalized institution."

During the third quarter of 2004, First Midwest returned to its shareholders $0.22 per share in the form of dividends, up 15.8% from 2003's third quarter dividend of $0.19 per share. In addition, during the third quarter of 2004, First Midwest repurchased 284,277 shares of its common stock at an average price of $33.68 per share. For the first nine months of 2004, First Midwest repurchased 446,377 shares of its common stock. As of September 30, 2004, approximately 1.1 million shares remained under First Midwest's existing repurchase authorization.

About the Company

First Midwest is the premier relationship-based banking franchise in the growing Chicagoland banking markets. As one of the Chicago metropolitan area's largest independent bank holding companies, First Midwest provides the full range of both business and retail banking and trust and investment management services through 67 offices located in 49 communities, primarily in northeastern Illinois. First Midwest is the 2004 recipient of the Illinois Bank Community Service Award and has been honored by Chicago magazine in its September, 2004 issue as one of the 25 best places to work in Chicago.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in First Midwest Bancorp's 2003 Form 10-K and other filings with the U.S. Securities and Exchange Commission. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. First Midwest does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

Accompanying Financial Statements and Tables
Accompanying this press release is the following unaudited financial information:

* Operating Highlights, Balance Sheet Highlights and Stock Performance Data (1 page)

* Condensed Consolidated Statements of Condition (1 page)

* Condensed Consolidated Statements of Income (1 page)

* Selected Quarterly Data and Asset Quality (1 page)

Press Release and Additional Information Available on Website

This press release, the accompanying financial statements and tables and certain additional unaudited selected financial information (totaling 3 pages) are available through the "Investor Relations" section of First Midwest's website at www.firstmidwest.com.

First Midwest Bancorp, Inc.	Press Release Dated October 20, 2004

Operating Highlights	Quarters Ended				Nine Months Ended
Unaudited	September 30,				September 30,

(Amounts in thousands except per share data)	2004		2003		2004		2003

Net income	$25,172		$21,202		$73,916		$68,579
Diluted earnings per share	$0.54		$0.45		$1.58		$1.46
Return on average equity	19.03%		16.73%		18.72%		18.17%
Return on average assets	1.45%		1.33%		1.44%		1.48%
Net interest margin	3.90%		3.90%		3.89%		3.99%
Efficiency ratio	49.60%		48.72%		50.00%		49.26%

Balance Sheet Highlights
Unaudited

(Amounts in thousands except per share data)					Sept.30, 2004		Sept. 30, 2003

Total assets					$6,931,563		$6,299,237
Total loans					4,204,026		3,488,212
Total deposits					4,955,322		4,466,519
Stockholders' equity					535,855		509,153
Book value per share					$11.56		$10.94
Period end shares outstanding					46,370		46,551

Stock Performance Data	Quarters Ended				Nine Months Ended
Unaudited	September 30,				September 30,

	2004		2003		2004		2003

Market Price:
Quarter End	$34.56		$29.71		$34.56		$29.71
High	$35.62		$31.45		$36.03		$31.45
Low	$32.25		$28.53		$31.13		$24.89

Quarter end price to book value	3.0	x	2.7	x	3.0	x	2.7	x
Quarter end price to consensus estimated 2004 earnings	16.0	x	N/A		16.0	x	N/A
Dividends declared per share	$0.22		$0.19		$0.66		$0.57

First Midwest Bancorp, Inc.	Press Release Dated October 20, 2004

Condensed Consolidated Statements of Condition
Unaudited (1)	September 30,

(Amounts in thousands)	2004	2003

Assets
Cash and due from banks	$183,472	$185,387
Funds sold and other short-term investments	8,613	19,314
Securities available for sale	2,115,492	2,195,138
Securities held to maturity, at amortized cost	54,743	62,469
Loans	4,204,026	3,488,212
Reserve for loan losses	(56,707)	(49,164)

Net loans	4,147,319	3,439,048

Premises, furniture and equipment	90,173	83,298
Investment in corporate owned life insurance	150,165	145,067
Goodwill and other intangible assets	97,125	35,680
Accrued interest receivable and other assets	84,461	133,836

Total assets	$6,931,563	$6,299,237

Liabilities and Stockholders' Equity
Deposits	$4,955,322	$4,466,519
Borrowed funds	1,252,338	1,169,921
Subordinated debt - trust preferred securities	129,250	-
Accrued interest payable and other liabilities	58,798	153,644

Total liabilities	6,395,708	5,790,084

Common stock	569	569
Additional paid-in capital	66,454	69,045
Retained earnings	693,297	636,192
Accumulated other comprehensive income	12,520	33,757
Treasury stock, at cost	(236,985)	(230,410)

Total stockholders' equity	535,855	509,153

Total liabilities and stockholders' equity	$6,931,563	$6,299,237

(1) While unaudited, the Condensed Consolidated Statements of Condition have been prepared in accordance with accounting principles generally accepted in the United States and, as of September 30, 2003, are derived from quarterly financial statements on which Ernst & Young LLP, First Midwest's independent external auditor, has rendered a Quarterly Review Report; Ernst & Young is currently in the process of completing their Quarterly Review Report for the quarter ended September 30, 2004.

First Midwest Bancorp, Inc.	Press Release Dated October 20, 2004

Condensed Consolidated Statements of Income	Quarters Ended		Nine Months Ended
Unaudited (1)	September 30,		September 30,

(Amounts in thousands except per share data)	2004	2003	2004	2003

Interest Income
Loans	$56,918	$49,659	$166,066	$151,574
Securities	22,542	21,238	67,030	66,887
Other	183	412	481	938

Total interest income	79,643	71,309	233,577	219,399

Interest Expense
Deposits	14,668	13,713	41,893	43,090
Borrowed funds	5,434	5,589	15,200	19,517
Subordinated debt - trust preferred securities	2,007	-	6,013	-

Total interest expense	22,109	19,302	63,106	62,607

Net interest income	57,534	52,007	170,471	156,792
Provision for Loan Losses	3,240	2,660	7,573	7,730

Net interest income after provision for loan losses	54,294	49,347	162,898	149,062

Noninterest Income
Service charges on deposit accounts	7,873	7,296	21,155	20,655
Trust and investment management fees	2,883	2,762	8,883	8,083
Other service charges, commissions, and fees	3,942	4,702	11,408	12,435
Card-based fees	2,344	2,088	6,839	6,365
Corporate owned life insurance income	1,233	1,183	3,744	3,705
Security gains (losses), net	748	(615)	5,350	2,786
(Losses) on early extinguishments of debt	-	(3,007)	(2,653)	(3,007)
Other	(210)	1,363	579	3,729

Total noninterest income	18,813	15,772	55,305	54,751

Noninterest Expense
Salaries and employee benefits	23,009	21,618	66,880	63,043
Net occupancy expense	3,964	3,652	11,839	10,964
Equipment expenses	2,105	2,068	6,605	5,873
Technology and related costs	1,335	2,169	5,377	7,014
Other	9,946	8,044	29,840	25,449

Total noninterest expense	40,359	37,551	120,541	112,343

Income before taxes	32,748	27,568	97,662	91,470
Income tax expense	7,576	6,366	23,746	22,891

Net Income	$25,172	$21,202	$73,916	$68,579

Diluted Earnings Per Share	$0.54	$0.45	$1.58	$1.46

Dividends Declared Per Share	$0.22	$0.19	$0.66	$0.57

Weighted Average Diluted Shares Outstanding	46,851	46,890	46,926	46,995

  While unaudited, the Condensed Consolidated Statements of Income have been prepared in accordance with accounting principles generally accepted in the United States and, for the quarter and nine months ended September 30, 2003, are derived from quarterly financial statements on which Ernst & Young LLP, First Midwest's independent external auditor, has rendered a Quarterly Review Report; Ernst & Young is currently in the process of completing their Quarterly Review Report for the quarter and nine months ended September 30, 2004.

First Midwest Bancorp, Inc.		Press Release Dated October 20, 2004

Selected Quarterly Data
Unaudited	Year to Date			Quarters Ended

(Amounts in thousands except per share data)	9/30/04	9/30/03	9/30/04	6/30/04	3/31/04	12/31/03	9/30/03

Net interest income	$170,471	$156,792	$57,534	$56,048	$56,889	$52,962	$52,007
Provision for loan losses	7,573	7,730	3,240	2,405	1,928	3,075	2,660
Noninterest income	55,305	54,751	18,813	19,107	17,385	19,419	15,772
Noninterest expense	120,541	112,343	40,359	39,977	40,205	37,109	37,551
Net income	73,916	68,579	25,172	24,712	24,032	24,199	21,202
Diluted earnings per share	$1.58	$1.46	$0.54	$0.53	$0.51	$0.52	$0.45
Return on average equity	18.72%	18.17%	19.03%	19.17%	17.97%	18.59%	16.73%
Return on average assets	1.44%	1.48%	1.45%	1.44%	1.42%	1.54%	1.33%
Net interest margin	3.89%	3.99%	3.90%	3.81%	3.97%	4.01%	3.90%
Efficiency ratio	50.00%	49.26%	49.60%	49.89%	50.53%	45.66%	48.72%

Period end shares outstanding	46,370	46,551	46,370	46,632	46,537	46,581	46,551
Book value per share	$11.56	$10.94	$11.56	$10.87	$11.26	$11.22	$10.94
Dividends declared per share	$0.66	$0.57	$0.22	$0.22	$0.22	$0.22	$0.19

Asset Quality
Unaudited	Year to Date		Quarters Ended

(Amounts in thousands)	9/30/04	9/30/03	9/30/04	6/30/04	3/31/04	12/31/03	9/30/03

Nonaccrual loans	$22,267	$11,442	$22,267	$24,621	$18,704	$15,930	$11,442
Restructured loans	-	7,219	-	-	-	7,137	7,219

Total nonperforming loans	$22,267	$18,661	$22,267	$24,621	$18,704	$23,067	$18,661
Foreclosed real estate	4,528	3,842	4,528	4,602	4,779	5,812	3,842
Loans past due 90 days and still accruing	3,108	4,806	3,108	4,160	6,977	3,384	4,806

Nonperforming loans to loans	0.53%	0.53%	0.53%	0.59%	0.45%	0.57%	0.53%
Nonperforming assets to loans plus foreclosed real estate	0.64%	0.64%	0.64%	0.70%	0.57%	0.71%	0.64%
Reserve for loan losses to loans	1.35%	1.41%	1.35%	1.36%	1.38%	1.39%	1.41%
Reserve for loan losses to nonperforming loans	255%	263%	255%	230%	303%	245%	263%

Provision for loan losses	$7,573	$7,730	$3,240	$2,405	$1,928	$3,075	$2,660
Net loan charge-offs	7,270	6,495	3,219	2,347	1,704	3,055	2,620

Net loan charge-offs to average loans	0.23%	0.25%	0.30%	0.23%	0.17%	0.35%	0.30%